                              ARTICLES OF AMENDMENT
                                       OF
                               JAMESON INNS, INC.

         In accordance with Section 14-2-602 of the Georgia Business Corporation Code (O.C.G.A. Section 14-2-602), Jameson Inns, Inc. (the "Corporation") hereby delivers these Articles of Amendment to the Secretary of State for filing.

                                       I.

         The name of the Corporation is Jameson Inns, Inc.

                                       II.

A. The Amended and Restated Articles of Incorporation of the Corporation (the "Articles") shall be amended by adding the following:

                 DESIGNATION OF PREFERENCES, RIGHTS, PRIVILEGES
                       AND RESTRICTIONS OF PREFERRED STOCK

         1. Designation and Initial Number. One million two hundred thousand (1,200,000) shares of the preferred stock of Jameson Inns, Inc. (the "Corporation"), par value $1.00 per share (the "Preferred Stock"), are hereby classified into one series which shall be designated the 9.25% Series A Cumulative Preferred Stock (the "Series A Preferred Stock"). In the event any shares of Series A Preferred Stock have not been sold to third parties on or before April 18, 1998, such shares shall automatically without further action by the Board of Directors of the Corporation cease to be shares of Series A Preferred Stock and shall revert to the status of authorized unclassified shares of Preferred Stock.

         2. Dividends. Holders of shares of the Series A Preferred Stock are entitled to the payment of dividends only in accordance with the following:

         (a) Holders of shares of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 9.25% per annum of the Liquidation Preference per share (as defined below).

         (b) Dividends on the Series A Preferred Stock shall be cumulative from the date of


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
original issue and shall be payable quarterly in arrears on or before the 20th day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Dividends payable on the Series A Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last business day of December, March, June and September, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 45 nor less than 20 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date").

         (c) No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation's indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         (d) Notwithstanding subparagraph (c) above, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest and holders of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

         (e) Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend in shares of the Corporation's common stock, par value $.10 per share (the "Common Stock") or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

         (f) Except as provided in subparagraph (e) above, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period: (i) no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, (ii) no other distribution shall be declared or made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, and (iii) no shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation's qualification as a real estate investment trust under sections 856 through 860 of the Internal Revenue Code of 1986, as amended ("REIT"). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         3. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. Holders of Series A Preferred Stock shall be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not for purposes of this provision be deemed to constitute a liquidation, dissolution or winding up of the Corporation.


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
         4. Redemption. Shares of Series A Preferred Stock shall be redeemable only in accordance with the following:

         (a) At any time prior to March 18, 2003, the Corporation may, at its option, upon the occurrence of a Change of Control Event (as defined below) redeem all of the outstanding Series A Preferred Stock in accordance with the following:

         (i) The redemption price for shares of Series A Preferred Stock purchased pursuant to this subparagraph (a) shall be the applicable redemption price reflected below, plus accrued and unpaid dividends (if any) to the date of repurchase. Such repurchase price (excluding dividends) shall be as follows:

                                                                    Purchase
   Notice of Redemption             Notice of Redemption Given      Price per
   --------------------             --------------------------      ---------
        Given From                            Through                 Share
        ----------                            -------                 -----
Closing of Initial Offering (as     March 31, 1998............        $26.05
defined below)..................

April 1, 1998...................    June 30, 1998.............         26.00

July 1, 1998....................    September 30, 1998........         25.95

October 1, 1998.................    December 31, 1998.........         25.90

January 1, 1999.................    March 31, 1999............         25.85

April 1, 1999...................    June 30, 1999.............         25.80

July 1, 1999....................    September 30, 1999........         25.75

October 1, 1999.................    December 31, 1999.........         25.70

January 1, 2000.................    March 31, 2000............         25.65

April 1,  2000..................    June 30, 2000.............         25.60

July 1,  2000...................    September 30, 2000........         25.55

October 1, 2000.................    December 31, 2000.........         25.50

January 1, 2001.................    March 31, 2001............         25.45

April 1, 2001...................    June 30, 2001.............         25.40

July 1, 2001....................    September 30, 2001........         25.35

October 1, 2001.................    December 31, 2001.........         25.30

January 1, 2002.................    March 30, 2002............         25.25

April 1, 2002...................    June 30, 2002.............         25.20

July 1, 2002....................    September 30, 2002........         25.15

October 1, 2002.................    December 31, 2002.........         25.10

January 1, 2003.................    March 17, 2003............         25.05

         (ii) Any such redemption may be consummated at any time prior to, contemporaneously with or after the Change of Control (as defined below), provided that notice of any such redemption pursuant to this subparagraph (a) is given no later than 90 days following the date upon which the Change of Control Event occurred, the repurchase date must be within 60 days of the date of such notice and a sum sufficient to redeem the shares must be deposited in trust to effect the redemption.

         (iii) As used herein, a "Change of Control Event" shall mean the execution by the Corporation or any of its subsidiaries or affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control.

         (iv) A "Change of Control" shall be deemed to have occurred at such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock (as defined below) that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 35% of the total voting power of the total Voting Stock of the Corporation on a fully diluted basis; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of the assets of the Corporation; or (iii) the date of the consummation of a merger or share exchange of the Corporation with another corporation where the shareholders of the Corporation immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors of the Corporation immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. "Voting Stock" shall mean capital stock of any class or kind having the power to vote generally for the election of directors of the Corporation.


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
         (b) Other than upon the occurrence of a Change of Control Event (as defined in subparagraph (a) (iv) of this Paragraph 4 or in the event a shareholder acquires shares in excess of the Ownership Limit as described in Paragraphs 7and 8 below, shares of Series A Preferred Stock are not redeemable by the Corporation prior to March 18, 2003. On and after March 18, 2003, the Corporation, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

         (c) If the Corporation elects to redeem any or all of the shares of Series A Preferred Stock, then:

         (i) Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in the notice given by the Corporation in accordance with subparagraph (a) or
         (b) above, as applicable, and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

         (ii) Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the redemption by the Corporation of shares of stock in order to ensure that the Corporation continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of

         Directors and effected in compliance with applicable laws.

         (iii) Notice of any redemption under this Paragraph 4 will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series A Preferred Stock to be redeemed; (C) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

         (iv) (e) Immediately prior to any redemption of shares of Series A Preferred Stock under this Paragraph 4, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

         5. Voting Rights. Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

         (a) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), the holders of such shares of Series A Preferred Stock (voting separately as a voting group with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on the Board of Directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Stock and the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         (b) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

         6. Conversion Right. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

         7. Restrictions on Ownership and Transfer.

         (a) Definitions. For the purposes of Paragraphs 7 and 8 of this Designation of Preferences, Rights, Privileges and Restrictions of Preferred Stock ("Designation"), the following terms shall have the following meanings:

         (i) "Beneficial Ownership" shall mean ownership of Series A Preferred Stock by a Person who is or would be treated as an owner of such Series A Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         (ii) "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to Paragraph 8 of this Designation.

         (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (iv) "Constructive Ownership" shall mean ownership of Series A Preferred Stock by a Person who is or would be treated as an owner of such Series A Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         (v) "Excess Stock" shall mean those shares of Series A Preferred Stock Constructively Owned by a Person in excess of the Ownership Limit.

         (vi) "Initial Offering" shall mean the first sale of Series A Preferred Stock pursuant to the Corporation's first effective registration statement for such Series A Preferred Stock filed under the Securities Act of 1933, as amended.

         (vii) "Market Price" shall mean the value per share equal to the average of the closing price of a share of Series A Preferred Stock as reported by Nasdaq (or, if the Series A Preferred Stock is then reported on a stock exchange, the closing price as reported on such exchange) for the 10 calendar days preceding the relevant date, or if the Series A Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series A Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

         (viii) "Ownership Limit" shall mean the lesser of: (i) with respect to Thomas W. Kitchin, not more than 20.75%, with respect to American Real Estate Investment Corporation, Ltd., not more than 9.0%, and with respect to any other Person, not more than 6.75%, of the outstanding Series A Preferred Stock (in value or in number of shares, whichever is more restrictive), or (ii) with respect to any Person (including those named in (i) above) who owns, directly or constructively (through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), 9.9% or more of a Person (in the case of a corporation, of the total combined total combined voting power of all classes of stock entitled to vote or the total number of shares of all classes of stock of such corporation and, in the case of any Person which is not a corporation, of the assets or net profits of such person), from which the Corporation derives gross income, not more than 9.9% of the total combined voting power of all classes of stock entitled to vote or of the number of shares of all classes of stock of the Corporation (the "Related Party Limit").

         (ix) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
         Section 509(a) of the Code, joint stock corporation or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act; but does not include an underwriter which participates in a public offering of the Series A Preferred Stock, provided that the ownership of Series A Preferred Stock by such underwriter would not result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation's failing to qualify as a REIT.

         (x) "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Series A Preferred Stock, if such Transfer had been valid under subparagraph (b) of this Paragraph 7.

         (xi) "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Series A Preferred Stock if such Transfer had been valid under subparagraph (b) of this Paragraph 7.

         (xii) "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

         (xiii) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Series A Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series A Preferred Stock, or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series A Preferred Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Series A Preferred Stock), and whether by operation of law or otherwise.

         (xiv)    "Trust" shall mean the trust created pursuant to subparagraph
         (a) of Paragraph 8 of this Designation.

         (xv) "Trustee" shall mean the Corporation as Trustee for the Trust, and any successor trustee appointed by the Corporation.

       (b)        Restrictions on Ownership and Transfer.

         (i) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, no Person shall Beneficially Own or Constructively Own Series A Preferred Stock in excess of the Ownership Limit.

         (ii) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in any Person Beneficially Owning Series A Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series A Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series A Preferred Stock.

         (iii) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in any Person Constructively Owning Series A Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series A Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Series A Preferred Stock.

         (iv) Except as provided in subparagraph (i) of this Paragraph 7, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that, if effective, would result in the Series A Preferred Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Series A Preferred Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Series A Preferred Stock.

         (v) Notwithstanding any other provisions contained in this Designation, from and after the date of the Initial Offering, any Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of
         Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the Series A Preferred Stock or other event which would cause the Corporation to be "closely held" within the meaning of
         Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Series A Preferred Stock.

       (c) Series A Preferred Stock Deemed Excess Stock. If, notwithstanding the other provisions contained in this Designation, at any time after the date of the Initial Offering, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfers described in subparagraph (b) of this Paragraph 7 has been violated, then the Series A Preferred Stock being Transferred (or in the case of an event other than a Transfer, the Series A Preferred Stock owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be deemed Excess Stock effective as of the closed of business on the business day prior to the date of such Transfer or other event.

       (d) Remedies For Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (b) of this Paragraph 7 or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph (b) of this Paragraph 7, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event.

       (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series A Preferred Stock or other securities in violation of subparagraph (b) of this Paragraph 7, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

       (f) Owners Required To Provide Information. From and after the date of he Initial Offering, each Person who is a Beneficial Owner or Constructive Owner of more than 5% of Series A Preferred Stock must file an affidavit with the Corporation within 30 days after

January 1st of each year containing information that the Corporation may require, in order to determine the Corporation's status as a REIT. From and after the date of the Initial Offering, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of any Series A Preferred Stock and each Person (including the stockholder of record) who is holding Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

       (g) Remedies Not Limited. Nothing contained in this Designation (but subject to subparagraph (f) of Paragraph 8 hereof) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

       (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Paragraph 7, including any definition contained in subparagraph (a) of this Paragraph 7, the Board of Directors shall have the power to determine the application of the provisions of this Paragraph 7 with respect to any situation based on the facts known to it (subject, however, to the provisions of subparagraph (f) of Paragraph 8 of this Designation).

       (i)        Exceptions.

         (i) Subject to subparagraph (b)(v) of this Paragraph 7, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Series A Preferred Stock will violate the Ownership Limit and such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this Paragraph 7) or attempted violation will result in Excess Stock in accordance with subparagraph (c) of this Paragraph 7.

         (ii) Subject to subparagraph (b)(v) of this Paragraph 7, the Board of Directors, in its sole and absolute discretion, may exempt a Person from the limitation on a Person Constructively Owning Series A Preferred Stock in excess of the Ownership Limit, if such Person does not and represents that it will not own, directly or constructively (through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (within the meaning of Section 856(d)(2)(B)) in a Person from whom the Corporation derives gross income and the Board of Directors obtains such representations and undertakings from such Person as reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation will result in such Series A Preferred Stock in excess of the Ownership Limit being deemed Excess Stock in accordance with subparagraph (c) of this Paragraph 7.

         (iii)    Prior to granting any exception pursuant to subparagraph
         (i)(A) or (i)(B) of this Paragraph 7, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT; provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

       (j) Legend. Each certificate representing one or more shares of Series A Preferred Stock shall bear the following legend:

         The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized, without action by the Corporation's stockholders, to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's articles of incorporation and a written statement of the designations, relative rights, preferences and limitations applicable to each class of stock. Requests for such written statement may be directed to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603.

         The shares of 9.25% Series A Cumulative Preferred Stock ("Series A Preferred Stock") represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person (other than Thomas W. Kitchin, his heirs, legatees and the personal representative of his estate, as such, and American Real Estate Investment Company, Ltd.) may own, Beneficially Own or Constructively Own Series A Preferred Stock in excess of 6.75% (in value or in number of shares, whichever is more restrictive) of the outstanding Series A Preferred Stock of the Corporation, with certain further restrictions and exceptions set forth in the Corporation's articles of incorporation. Any Person who attempts to own, Beneficially Own or Constructively Own Series A Preferred Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's articles of incorporation. Transfers in violation of the restrictions described above may be void ab initio.

         In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the Series A Preferred Stock represented hereby may be redeemed or held in trust by the Corporation. The Corporation has an option to acquire Excess Stock under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Excess Stock. Requests for such statement may be directed to Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603.

         Capitalized terms used herein shall, where the context permits, have the same meaning assigned to such terms as are assigned in the Corporation's articles of incorporation.

         (k) Separability. If any provision of Paragraph 7 or 8 of this Designation or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

       8. Excess Stock.

         (a) Ownership In Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through Nasdaq) that results in Excess Stock pursuant to subparagraph (c) of Paragraph 7 of this Designation, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (d) of this Paragraph 8. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph
       (d) of this Paragraph 8. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (d) of this Paragraph 8.

         (b) Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series A Preferred Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand.

         (c) Rights Upon Liquidation. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors in accordance with the articles of incorporation of the Corporation, as amended, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Excess Stock shall be entitled to receive, ratably with each other holder of Series A Preferred Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number shares of Excess Stock held by such holder bears to the total number of shares of Series A Preferred Stock then outstanding. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with subparagraph (d) of this Paragraph 8, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

         (d)      Restrictions On Transfer; Designation of Beneficiary.

                  (i) Excess Stock shall not be transferable. Subject to the last sentence of this clause (a), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if
         (i) the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Series A Preferred Stock in the purported Transfer that resulted in Excess Stock, or (y) if the Transfer or other event that resulted in Excess Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Excess Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall automatically cease to be Excess Stock and such Series A Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such Series A Preferred Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph (e) of this Paragraph 8.

                  (ii) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph (d)(i) of this Paragraph 8, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

         (e) Purchase Right in Excess Stock. Notwithstanding the provisions of subparagraph (d) of this Paragraph 8, Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Excess Stock (or, if the Transfer or other event that resulted in such Excess Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Excess Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in Excess Stock) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer or other event which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in such Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph
       (e) of Paragraph 7 of this Designation. The Corporation may appoint a special trustee of the trust established under subparagraph (a) of this Paragraph 8 for the purpose of consummating the purchase of Excess Stock by the Corporation.

       (f) Settlement. Nothing in Paragraph 7 or Paragraph 8 of this Designation shall preclude the settlement of any transaction entered into through Nasdaq.

B. Article II of the Articles is hereby amended by deleting the text thereof in its entirety and replacing it with the following text:

                  The registered office of the Corporation is located at 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603. The registered agent of the Corporation at such office is Steven A. Curlee.

C. Article III and Paragraph 5 of Article IV of the Articles are hereby amended to accurately reflect the Corporation's address by deleting from such Articles in each place where it appears the phrase "1950 Century Blvd, N.E., Suite 25, Atlanta, Georgia 30345-3317" and substituting in its place the phrase "8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1603."

D. Article IV of the Articles is hereby amended by deleting the numbers 20,100,000, 20,000,000 and 100,000 in the first paragraph of such Article and substituting in their places the numbers 50,000,000, 40,000,000 and 10,000,000, respectively.

E. Subparagraph C.4(a) of Article IV of the Articles is hereby amended as follows:

       1. The definition of the term "Initial Public Offering" is hereby deleted in its entirety and replaced by the following definition of such term:

                  "Initial Public Offering" shall mean the sale of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

         2. The following definition of the term "Market Price" is hereby added:

                           "Market Price" shall mean the value per share equal
                  to the average of the closing price of a share of Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (or, if the Common Stock is then reported on a stock exchange, the closing price as reported on such exchange) for the 10 calendar days preceding the relevant date, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

         3. The following definition of the term "Person" is hereby added:

                           "Person" shall mean an individual, corporation,
                  partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of
                  Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Common Stock, provided that the ownership of Common Stock by such underwriter would not result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation's failing to qualify as a REIT.

         4. The definitions of the terms "Purported Beneficial Transferee" and "Purported Record Transferee" are each hereby amended by deleting each reference therein to subparagraph C.5(b) and substituting therefor references to subparagraph C.4(b).

         5. The following definition of the term "Related Entity" is hereby added:

                           "Related Entity" shall mean any entity whose income
                  is attributed to the Corporation for purposes of the REIT gross income tests set forth in Section 856 of the Code.

F. Subparagraphs C.4(c), C.4(d) and C.4(e) of Article IV of the Articles are hereby amended by deleting each reference therein to subparagraph C.5(b) and substituting therefor references to subparagraph C.4(b).

G. Subparagraph D.5 of Article IV of the Articles is hereby amended by deleting the reference to Article II in the second sentence of such subparagraph and substituting in its place a reference to Article IV.

                                      III.

         The amendment set forth in Section II.A of these Articles of Amendment was duly adopted by the affirmative vote of a majority of the members of the Board of Directors of the Corporation on February 5, 1998. Pursuant to Section 14-2-602 of the Georgia Business Corporation Code, the shareholders of Jameson Inns, Inc. were not required to take any action in connection herewith. The amendments set forth in Section II.B through II.G of these Articles of Amendment were (1) proposed by the Board of Directors of the Corporation and recommended to the shareholders of the Corporation for adoption on December 12, 1997, and and (2) approved in accordance with Section 14-2-1003 of the Georgia Business Code by a vote of the shareholders at a special meeting of shareholders of the Corporation duly called and held on February 2, 1998.

         IN WITNESS WHEREOF, the Corporation as caused these Articles of Amendment to be executed by its duly authorized officer on the 13th day of March, 1998.

                                    JAMESON INNS, INC.

                                    By:/s/ Steven A. Curlee
                                       ----------------------------------------
                                       Title: Secretary; Vice President - Legal
                                             ----------------------------------